                                                                EXHIBIT 16.1

                       [LETTERHEAD OF DELOITTE & TOUCHE LLP]

April 23, 2002

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C.   20549

Dear Sirs/Madams:
We have read and agree with the comments in paragraphs 1, 2, 3, 4 and 7 of Item
4 of Form 8-K of Atchison Casting Corporation dated April 23, 2002. We have read and agree with the comments in paragraph 5 of Item 4 of such Form 8-K, except that we have no basis to agree or disagree as to whether the Company believes that the disclosure of the reportable conditions in internal control is not required. We have no basis to agree or disagree with the comments in paragraph 6 of Item 4 of such Form 8-K.

Yours truly,

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Kansas City, Missouri